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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.



             Date of Report                         August 10, 2001


                         SBA COMMUNICATIONS CORPORATION
                         ------------------------------
             (Exact name of registrant as specified in its charter)


            Florida                      000-30110               65-0716501
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(State or other jurisdiction of    Commission File Number    (I.R.S. Employer
incorporation or organization)                               Identification No.)




  One Town Center Road, Boca Raton, Florida                            33486
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  (Address of principal executive offices)                          (Zip code)


                                 (561) 995-7670
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              (Registrant's telephone number, including area code)
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Item 5     Other Information

SBA Communications Corporation ("SBA" or the "Company") announced significant increases in total revenues, EBITDA and tower cash flow for the three months ended June 30, 2001, over the same period in 2000. SBA also announced changes in its new tower build guidance for 2001 and 2002 and an anticipated third quarter 2001 non-recurring developmental charge resulting from the adjustment to the scale of its new tower build operation.

For the three months ended June 30, 2001, total revenues increased 50.0% to $57.8 million from the second quarter of 2000, due to both higher site leasing revenue and site development revenue. Site leasing revenue increased to $24.9 million for the quarter, a 110.9% increase over the comparable quarter of 2000. Gross profit for the quarter increased 74.9% to $23.4 million from the second quarter of 2000, due to both higher site leasing and site development gross profit. Site leasing gross profit, or tower cash flow, increased to $15.8 million for the quarter, a 115.0% increase over the second quarter of 2000. EBITDA, or earnings before interest, taxes, depreciation, amortization, non-cash compensation charges, for the quarter was $13.6 million, a 92.2% increase over the second quarter of 2000.

SBA also announced that, in light of its assessment of capital market conditions, acquisition opportunities and its success in growing its tower portfolio year-to-date, it was adjusting its new tower build construction plan and operation to produce 100 to 150 new towers per quarter commencing with the third quarter of 2001, instead of the 200 to 250 new towers per quarter previously built or capable of being built by the Company The adjustment is not expected to impact SBA's anticipated portfolio at year-end 2001 of 3,800 to 4,000 towers. In connection with the adjustment to the scale of its new tower construction operation, SBA announced that it expects to incur a non-recurring developmental charge in the third quarter of 2001, estimated to be between $21 and $24 million. Included in the charge will be a write-off of costs reflected on the Company's balance sheet as work in process for certain new tower build sites for which development activity is expected to be abandoned, costs of employee separation for certain employees and costs associated with the closing or consolidation of selected offices, which employees and offices were utilized primarily in SBA's new asset development activities.

Item 7     Financial Statements and Exhibits

           99.1       Press release dated August 9, 2001
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




August 10, 2001                             /s/  Pamela J. Kline
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                                            Pamela J. Kline
                                            Chief Accounting Officer